EXHIBIT 10.12

CONSULTANCY AGREEMENT

CONSULTANCY AGREEMENT (the “Agreement”) dated as of January 1st, 2006 (the “Effective Date”), by and between Pathogenics, Inc., a Delaware corporation (the “Corporation”), having a place of business at 99 Derby Street, Suite 200, Hingham, MA 02043, and Michael L. Ferrari (the “Consultant”), an individual residing at 2-47 150th Street, Whitestone, NY 11357.

WHEREAS, the Corporation desires that it be able to call upon the experience and knowledge of Consultant for consultation services and advice concerning the clinical, regulatory and business development of therapeutic drugs and the technical evaluation of commercial applications of such technologies; and,

WHEREAS, Consultant is willing to render such services to the Corporation on the terms and conditions hereinafter set forth in this Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the parties hereto agree as follows:

1.  Term and Termination of Agreement. Commencing on the Effective Date, Consultant shall be retained by the Corporation on a monthly basis for a period of three (3) years, which shall be renewable upon written agreement of the parties for additional three-year periods. The initial term and any extensions or renewals thereof shall constitute the “Consulting Term.” This Agreement may be terminated by either party at any time upon one (1) year’s prior written notice.

2.  Position and Responsibilities. Consultant hereby agrees to serve as a consultant to the Corporation and to render such advice and services to the Corporation as may be reasonably required by the Corporation including, without limitation, advising the Corporation with respect to the direction of the Corporation’s research and product development and business development activities. During the Consulting Term, Consultant shall report directly to Frederic P. Zotos, President of the Corporation.

3.  Compensation. The Corporation shall pay Consultant a monthly retainer of five-thousand dollars ($5,000/month) per month for Consultant’s first forty (40) hours of billable work each month, and an hourly rate of one-hundred dollars per hour ($100/hr.) for each hour thereafter. Consultant shall not exceed forty hours of billable work per month without first providing the Corporation with a written estimate of the expected excess hours, and then obtaining written pre-authorization from the Corporation. In the event Consultant exceeds forty hours of billable work in any given month, the Consultant shall provide the Corporation with an invoice documenting Consultant’s activities and billable time in excess of forty hours, and Corporation shall pay this invoice upon receipt (except as indicated herein below) if the amount is not in dispute. Notwithstanding anything to the contrary above, payment of the invoices following the execution of this Agreement shall be deferred and accrued by the Corporation until such time as the Corporation has sufficient funds to do so, but in no event later than January 31st, 2007, whereupon the Corporation shall pay all the deferred and accrued invoices, and shall cease to defer and accrue any future invoices.

4.  Expenses. Consultant shall be reimbursed in accordance with the policies of the Corporation for necessary and reasonable pre-approved business expenses incurred by Consultant in connection with their performance of his duties hereunder. Consultant shall provide the Corporation with an invoice documenting Consultant’s reimbursable expenses, and Corporation shall pay this invoice within thirty (30) days of receipt if the amount is not in dispute.

5.  Confidentiality. Consultant recognizes and acknowledges that, in the course of his duties, Consultant may receive confidential or proprietary information owned by the Corporation or other third parties with whom the Corporation has an obligation of confidentiality. Therefore, during and after the Consulting Term, Consultant agrees to keep confidential and not disclose or use (except in connection with the fulfillment of his consulting duties to the Corporation under this Agreement) all confidential or proprietary information owned by or receive by or on behalf of the Corporation. “Confidential Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Corporation generally, or of any subsidiary or affiliate of the Corporation. “Confidential Information” shall not include, however, information in the public domain, information disclosed to Consultant by a third party entitled to disclose it without obligation of confidentiality or information already known to Consultant prior to its receipt.
6.  Non-Solicitation. During the Consulting Term and for a period of one year thereafter, Consultant shall not directly or indirectly employ, solicit for employment or advise or recommend to any other person that they employ or solicit for employment any person whom he knows to be an employee of the Corporation or any parent, subsidiary or affiliate of the Corporation.

7.  Ownership of Work Product and Inventions. In consideration of the compensation paid to the Consultant by the Corporation in paragraph 3 of this Agreement, Consultant hereby assigns to the Corporation all his right, title and interest in all Consultant's work product and inventions, including any and all data, plans, reports and recommendations, as well as any inventions or improvements, conceived or made individually or jointly with others while performing consulting activities under this Agreement, relating to any work within the scope of this Agreement and/or relating to the business of and/or resulting from Consultant's services upon behalf of the Corporation ("Work Product and Inventions") shall be considered as work made for hire, made and held by Consultant in a fiduciary capacity for the exclusive benefit of the Corporation. Work Product and Inventions shall be the sole and exclusive property of the Corporation and shall not be disclosed to any other party without the prior written approval of the Corporation and such Work Product and Inventions shall be considered Confidential subject to section 5 above.

Consultant shall promptly and disclose fully to the Corporation or its designated agent, but to no other person, any and all inventions, improvements, formulas, processes and the like (also “Inventions”), arising while performing consulting activities under this Agreement. When requested by the Corporation, either during or subsequent to the term of this Agreement, Consultant shall assist the Corporation and its agents in the preparation, filing and prosecution of patent applications, covering such inventions, and in the enforcement or defense of any patent which may issue therefrom. Consultant shall assign, transfer, and set over unto the Corporation his entire right, title and interest in and to any and all Work Product and Inventions, as well as any patent application(s) relating to such Work Product and Inventions that arise from his consulting activities for the Corporation hereunder. Consultant agrees to cooperate fully in the prosecution of any patent applications resulting from any such invention, at the expense of the Corporation, which cooperation shall include executing any necessary documents in connection therewith. The filing of all such applications, as well as the issuance and maintenance of patent therefrom, shall be at the sole discretion of the Corporation.

8.  Specific Performance. Consultant acknowledges and agrees that the Corporation’s remedies at law for a breach or threatened breach of an of the provisions of paragraph 5 through 7 of this Agreement would be inadequate and, in recognition of this fact, Consultant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Corporation shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any equitable remedy which may then be available.

9.  Representation of Consultant: Use of Name. Consultant hereby represents that there are no binding agreements to which he is a party or by which he is bound forbidding or restricting his activities herein. In addition, Consultant consents to the use of his name in various reports, brochures or other documents produced by or on behalf of the Corporation, including any and all documents filed with the Securities and Exchange Commission.

10.  Consultant Not an Employee. The Corporation and Consultant hereby acknowledge and agree that Consultant shall perform the services hereunder as an independent contractor and not as an employee of the Corporation. Consultant agrees that he will file his own tax returns on the basis of his status as an independent contractor for the reporting of all income, social security, employment and other taxes due and owing on the consideration received by him under this Agreement and that he is responsible for the payment of such taxes. Similarly, Consultant shall not be entitled to benefits specifically associated with employment status, such as medical, dental and life insurance, stock or stock options of the Corporation (except as specifically provided in this Agreement) and shall not be entitled to participate in any other employer benefit programs. As an independent contractor, Consultant acknowledges, understands and agrees that he is not, and shall not represent himself to third parties as being, the agent or representative of the Corporation nor does he have, and shall not represent himself to third parties as having, power or authority to do or take any action for or on behalf of the Corporation, as its agent, representative or otherwise, except as specifically set forth herein. Consultant agrees to defend, indemnify and hold the Corporation harmless from any and all claims made by any entity on account of an alleged failure by Consultant to satisfy any tax or withholding obligations.

11.  Representation and Warranty. Consultant represents and warrants to the Corporation that all services and advice offered to the Corporation are provided based on best efforts and a good faith belief of the veracity of such services and advice. Given such representations and warranties the Corporation agrees to not hold Consultant liable for any errors, omissions or consequential damages that may occur as a result of Consultant's services provided hereunder.

12.  Limitation of Liability. Corporation acknowledges that it has substantial knowledge, experience and expertise with respect to the matters as to which Consultant will provide consulting services and that it is able to and will independently evaluate any advice rendered by Consultant to Corporation in the performance of its duties hereunder. Therefore, Corporation agrees that neither Consultant nor any of its officers, directors, shareholders or affiliates shall have any liability whatsoever for any advice rendered to Corporation under this Agreement. Corporation’s sole remedy for Consultant’s failure to perform under the terms of this Agreement shall be to terminate this Agreement in accordance with the terms of Section 1 herein.

13.  Indemnification. Corporation shall indemnify and hold Consultant harmless from any claim, suit, loss, liability damage or expense (including attorney’s reasonable fees) arising from Consultant’s service hereunder, including any losses arising from the use by Corporation of any advice given by Consultant. Consultant shall indemnify and hold Corporation harmless from any losses arising from negligence or wrongful or intentionally willful misconduct or omissions of Consultant.

14.  Consulting for Third Parties. The Corporation recognizes that Consultant may, from time to time during the term of this Agreement and at his sole discretion, provide consulting services to other parties. Consultant agrees to notify the Corporation in such case and to provide information to the Corporation as reasonably necessary to demonstrate that such consulting services do not compete with the business of the Corporation. The Corporation also agrees to permit Consultant to notify other parties with information about this Agreement as reasonably necessary to demonstrate that such consulting services do not compete with the business of the Corporation.

15.  Miscellaneous,

(a) Governing Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principals of conflicts of laws. Subject to the following, for purposes of this Agreement, each Party consents, for itself and its Affiliates, to the jurisdiction of the courts of the state of New York, county of Manhattan and the U.S. District Court for New York.

(b) Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the retention of Consultant by the Corporation. There are no restrictions, agreements, promises, warranties, covenants or undertaking between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified or amended except by written instrument signed by the parties hereto.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e) Successor; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. Consultant may not assign this Agreement without the prior written consent of the corporation.

(f) Counterpart; Effectiveness. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(g) Survival of Termination. Paragraph 5 (only for three years after the termination of this Agreement), 6 (only for one year after the termination of this Agreement), 7, 8, 9, 10, 11, 12, 13 and 15 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

PATHOGENICS, INC.

By:   /s/ Frederic P. Zotos

Frederic P. Zotos, Esq.
President & CEO

MICHAEL L. FERRARI.

By:  /s/ Michael L. Ferrari

Michael L. Ferrari